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                                                                   Exhibit 10.60
May 9,2001

Mr. Robert J. Hennessey
4 Lauricella Lane
Waltham, Massachusetts 02452


Dear Robert:

        This letter will confirm our offer to you of employment with Genome Therapeutics Corp. (the "Company"), under the terms and conditions that follow:

        1. Position and Duties. Effective May 1, 2001, you will be employed by the Company as its Chairman of the Board. You will have all powers and duties consistent with such position, including working with the Chief
Executive Officer of the Company (the "Chief Executive Officer") and other employees of the Company on business development projects. You will devote twenty-five percent (25%) of your business time and best reasonable efforts to fulfill faithfully, responsibly and to the best of your ability your duties hereunder. During your employment with the Company, the Chief Executive
Officer shall semi-annually review with you your time commitment to the Company to determine whether or not it should be adjusted. Following such review, if the Chief Executive Officer and you mutually agree that your time commitment should be changed, then the Chief Executive Officer and you shall jointly make a recommendation to the Compensation Committee of the Company's Board of Directors (the "Board") to effect such change. You may devote your business time, outside of your time commitment to the Company pursuant to this Paragraph 1, to any entity or purpose that you chose, provided, that, you observe your obligations to the Company regarding confidentiality and non-competition set forth in Paragraph 3 hereof. You warrant that you are free to enter into and fully perform this agreement and are not subject to any employment, confidentiality, non-competition or other agreement which conflicts with this agreement.

        2. Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and its subsidiaries, the Company will provide you the following pay and benefits:

               a. Base Salary. The Company will pay you a base salary at the rate of One Hundred and Forty Thousand Dollars ($140,000) per year, payable in accordance with the regular payroll practices of the Company (such base salary as adjusted from time to time in accordance with the provisions of this paragraph 2(a), the "Base Salary"). The Chief Executive Officer shall semi-annually review with you your Base Salary to determine whether or not the same should be increased or decreased in light of your duties and responsibilities. Following such review, if the Chief Executive Officer and you mutually agree that your base salary hereunder should be changed, then the Chief

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Executive Officer and you shall jointly make a recommendation to the
Compensation Committee of the Board to effect such change.

               b. Expenses. The Company will reimburse you, upon proper accounting, for reasonable business expenses, including travel expenses, which you incur in the course of performing your duties under this agreement.

               c. Prior Option Grants. The Company acknowledges that on February 16, 1996 the Board awarded to you stock options covering an aggregate of 300,000 shares of the Company's common stock at an exercise price of $8.87 per share (the "1996 Options") and that on March 15, 1993 the Board awarded to you stock options covering an aggregate of 1,600,000 shares of the Company's common stock, 630,000 of which remain unexercised, at an exercise price of $1.625 per share (the "1993 Options" and together with the 1996 Options, the "Options"). All of the unexercised Options are fully vested. In the event that the Company terminates your employment for Cause (as defined in Paragraph 4 below, which definition shall not include any termination of your employment related to your pursuit of another opportunity that is not in violation of your obligations to the Company under Paragraph 3 hereof), you (or your estate or permitted transferees) shall have three months from the date of termination to exercise all or any portion of the unexercised Options. In the event that your employment with the Company terminates for any other reason, then you (or your estate or permitted transferees) may exercise all or any portion of the unexercised Options at any time prior to the tenth (10th) anniversary of the respective grant dates of such Options. At your option, all or any portion of the exercise price of any Option may be paid by surrendering Options for cancellation in which event you will receive credit against the exercise price of Options to be exercised in the amount of the difference between the exercise price of the Option so surrendered and the per share closing price of the shares subject to the surrendered Options on the Nasdaq National Market (or other primary exchange on which such shares are traded).

               d. Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans from time to time in effect on the same basis as other executive employees of the Company, except to the extent such plans are duplicative of benefits otherwise provided to you under this agreement. Your participation will be subject to the terms of the applicable plan documents and applicable Company policies.

        3. Confidential Information and Restricted Activities. In order to induce the Company to enter into this agreement, you hereby agree as follows:

               a. Confidentiality. Except for and on behalf of the Company with the consent of or as directed by the Board, you shall keep confidential and shall not divulge to any other person or entity, during the term of employment or thereafter, any of the business

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secrets or other confidential information regarding the Company and its subsidiaries which have not otherwise become public knowledge, provided, however, that nothing in this agreement shall preclude you from disclosing information (i) to parties retained to perform services for the Company or its subsidiaries, (ii) under any other circumstances to the extent such disclosure is, in your reasonable judgment, appropriate or necessary to further the best interests of the Company or its subsidiaries, or (iii) as may be required by law.

               b. Records. All papers, books and records of every kind and description relating to the business and affairs of the Company and its subsidiaries, whether or not prepared by you, other than personal notes and files prepared by or at your direction, shall be the sole and exclusive property of the Company, and you shall, at the expense of the Company, surrender them to the Company at any time upon request by the Board.

               c. Non-competition. You agree that (a) during the term of your employment hereunder, (b) for a period of twelve (12) months following the date of your termination in the event that you are discharged other than for Cause (as defined in Paragraph 4(d)) or you resign with Good Reason (as defined in Paragraph 4(e)), (c) for a period of three (3) months following the date of your termination in the event that you are discharged for Cause, and (d) for a period of twelve (12) months following the date of your termination in the event that you resign without Good Reason, you will not, directly or indirectly, (a) own, manage, operate, control or participate in any manner in the ownership, management, operation or control of, or be connected as an officer, employee, partner, director, principal, consultant, agent or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of, any business, venture or activity which competes, directly or indirectly, with, any business, venture or activity being conducted on the date of your termination by the Company, or by any group, division or subsidiary of the Company or (b) recruit or otherwise seek to induce any employees of the Company or any of its subsidiaries to terminate their employment or violate any agreement with or duty to the Company or any of its subsidiaries. It is understood and agreed that, for the purposes of the foregoing provisions of this Paragraph 3(c), (i) no business, venture or activity shall be deemed to be a business, venture or activity conducted by the Company or any group, division or subsidiary of the Company, unless not less than 20% of the Company's consolidated assets are devoted to, such business, venture or activity; and
(ii) no business, venture or activity conducted by any entity by which you are employed or in which you are interested or with which you are connected or associated shall be deemed competitive with any business, venture or activity conducted by the Company unless it is one to which 20% or more of its consolidated assets are devoted. Furthermore, ownership of stock not to exceed 2% of the voting stock of any publicly held corporation shall not, of itself, constitute a violation of this Paragraph 3(c).

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        4.     Termination of Employment; Severance. Your employment under this agreement shall continue until one party delivers to the other party a written notice of termination setting forth the reason, if any, for the termination. If you terminate your employment without Good Reason, you will give the Company two month's written notice.

               a. In the event of termination of your employment by the Company other than for Cause or your termination of employment for Good Reason, the Company will: (i) continue to pay you your Base Salary and provide you with the benefits set forth in Paragraph 2(d) hereof for the lesser of (x) a period of twelve (12) months from the date of termination or (y) such period of time that it takes you to find employment or consulting work that generates comparable income; (ii) pay you on the date of termination any Base Salary earned but not paid through the date of termination; and (iii) pay you any bonus to which you are entitled in accordance with Paragraph 2(b) above, prorated to the date of termination and payable at the time such bonuses are payable to Company executives generally. All severance payments will be payable in accordance with the normal payroll practices of the Company.

               b. In the event of termination of your employment by the Company for Cause or termination by you other than for Good Reason, the Company will have no further obligations to you other than paying you any Base Salary earned but not paid through the date of termination.

               c. If within two years of a Change of Control (as defined in Exhibit A hereto) of the Company, (i) you are terminated other than for Cause, or (ii) you terminate your employment with the surviving company due to the fact that the surviving company takes any action that results in a material diminution in your position, authority or duties as such position, authority or duties existed immediately prior to the Change of Control (provided, that failure to maintain your position as chairman of the board or a director of the surviving company will not constitute such a material diminution), then, in the case of either (i) or (ii), the Company will continue to pay your Base Salary (as in effect at the time of your termination) and provide you with the benefits set forth in Paragraph 2(d) above for a period of eighteen (18) months from the date of termination. The Company will also pay you on the date of termination any Base Salary earned but not paid through the date of termination. All severance payments will be payable in accordance with the normal payroll practices of the Company. If you are eligible for severance payments under this Paragraph 4(c) upon termination, then the provisions of Paragraph 4(a) above shall not apply to such termination.

               d. For purposes of this agreement, "Cause" shall mean: (i) your material failure to perform (other than by reason of disability), or material negligence in the performance of, your duties and responsibilities to the Company or any of its

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subsidiaries; (ii) your material breach of this agreement or any other agreement between you and the Company or any of its subsidiaries; (iii) the commission of a felony or other crime involving an act of moral turpitude; or
(iv) a material act of dishonesty or breach of trust on your part resulting or intended to result, directly or indirectly, in a personal gain or enrichment at the expense of the Company.

               e.     For purposes of this agreement, "Good Reason" shall mean:
(i) any action by the Company that results in a material diminution in your position, authority or duties with the Company, excluding any isolated, insubstantial or inadvertent action not taken in bad faith and which is promptly remedied by the Company; (ii) material failure of the Company to provide you compensation and benefits in accordance with the terms of Paragraph 2, above, for more than ten business days after notice from you specifying in reasonable detail the nature of the failure or (iii) a Change of Control.

               f. This agreement shall automatically terminate in the event of your death during employment. In the event you become disabled during employment and, as a result, are unable, in the reasonable judgment of the Board, to continue to perform substantially all of your duties and responsibilities under this agreement, the Company will continue to pay you your Base Salary and to provide you benefits in accordance with Paragraph 2(d) above, to the extent permitted by plan terms, for up to twenty-four (24) weeks of disability during any period of three hundred and sixty-five (365) consecutive calendar days. The obligations of the Company to make payments to you due to disability pursuant to this Paragraph 4(f) shall be reduced by the amount of any payments you receive pursuant to the Company's disability insurance policy. If you are, in the reasonable judgment of the Board, unable to return to work after twenty-four (24) weeks of disability, the Company may terminate your employment, upon notice to you.

        5. Miscellaneous. This agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment; provided, that the terms and provisions regarding the grant to you of the Options set forth in Section 6(a) of your Employment Agreement with the Company dated March 15, 1996, solely to the extent not inconsistent with the terms of this agreement, shall remain in full force and effect (other than such provisions regarding registration rights, which shall cease to be in effect). This agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. This agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict of laws principles thereof. All payments made hereunder shall be net of any tax or other amount required to be withheld by the

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Company by law. Neither you nor the Company may make any assignment of this agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this agreement without your consent to one of its subsidiaries or to any Person that acquires substantially all the assets of the Company, by means of a merger or otherwise. Your obligations to the Company under Paragraph 3 hereof (Confidential Information and Restricted Activities) shall survive any termination of this agreement.

        6. Notices. Any notices provided for in this agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Chief Executive Officer, or to such other address as either party may specify by notice to the other actually received.

        7. Binding Effect. This agreement shall be binding upon and inure to the benefit of your heirs and representatives and the successors and assigns of the Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, consolidation, acquisition of property or stock, liquidation, or otherwise) to all or a significant portion of its assets, by agreement in form and substance satisfactory to you, expressly to assume and agree to perform this agreement in the same manner and to the same extent that the Company would be required to perform this agreement if no such succession had taken place. Regardless of whether such agreement is executed, this agreement shall be binding upon any successor of the Company in accordance with the operation of law and such successor shall be deemed the "Company" for purposes of this agreement.

        If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me no later than May 23, 2001. At the time you sign and return it this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

Sincerely yours,                            Accepted and Agreed:

Steven M. Rauscher                          ______________________________
Chief Executive Officer                     Robert J. Hennessey

                                            Date:_________________________

Norbert Riedel, Ph.D.
Chairman of the Compensation Committee

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                                                                       EXHIBIT A

        A "Change of Control" shall be deemed to have occurred if and when: (i) the Company executes an agreement of acquisition, merger, or consolidation which contemplates that after the effective date provided for in the agreement, all or substantially all of the business and/or assets of the Company shall be controlled by another corporation or other entity; PROVIDED, HOWEVER, for purposes of this clause (i) that (A) if such an agreement requires as a condition precedent approval by the Company's shareholders of the agreement or transaction, a Change of Control shall not be deemed to have taken place unless and until such approval is secured and, (B) if immediately after such effective date the voting shareholders of such other corporation or entity shall be substantially the same as the voting shareholders of the Company immediately prior to such effective date, the execution of such agreement shall not, by itself, constitute a "Change of Control;" (ii) any "person" (as such term is used in Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of securities of the Company that represent 35% or more of the votes that could then be cast in an election for members of the Company's Board; or (iii) during any period of 24 consecutive months, commencing after the effective date of this agreement, individuals who at the beginning of such 24-month period were directors of the Company shall cease to constitute at least a majority of the Company's Board, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two thirds of (A) the directors then in office who were directors at the beginning of the 24-month period, or (B) the directors specified in clause (A) plus directors whose election has been so approved by directors specified in clause
(A).